Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-213818 and 333-216718 on Form S-8 of our report dated March 1, 2018, relating to the consolidated financial statements of e.l.f. Beauty, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of e.l.f. Beauty, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
March 1, 2018